              PRELIMINARY PROXY MATERIALS FOR THE INFORMATION OF THE
                       SECURITIES AND EXCHANGE COMMISSION

                        URBAN JUICE & SODA COMPANY LTD.

                                        April ___, 1999


Dear Shareholder:

     You are cordially invited to attend the Annual General Meeting of Shareholders of Urban Juice & Soda Company Ltd. ("Urban Canada"), to be held at ________________________________________, Vancouver, British Columbia, on May
28, 1999, at ______ a.m., local time. At this meeting, you will be asked to consider a proposal to approve the Articles of Continuance ("Articles of Continuance") which relates to the continuation ("Continuation") of Urban Canada from the province of British Columbia into the state of Wyoming. The attached Proxy Statement/Prospectus describes the proposed Continuation in detail. YOU ARE URGED TO READ CAREFULLY THE FULL TEXT OF THE PROXY STATEMENT/PROSPECTUS.

     If the Continuation is approved by the shareholders, Urban Canada will cease to be a British Columbia company governed by the provisions of British Columbia Company Act ("BCCA") and will become a Wyoming corporation governed by the Wyoming Business Corporations Act ("WBCA"). To effect the Continuation, Urban Canada will adopt and file Articles of Continuance prepared in accordance with the WBCA with the Secretary of State of Wyoming that will replace its current Memorandum and Articles (the "British Columbia Memorandum and Articles"). A copy of the proposed Articles of Continuance, may be reviewed at the offices of Urban Canada's solicitors, Catalyst Corporate Finance Lawyers, 1100-1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9 at any time during normal business hours.

     In addition to your approval of the Continuation, you will also be asked to agree to Urban Canada's amalgamation with its wholly owned subsidiaries Wazu Products Ltd., Zip City Distribution Co. Vancouver Ltd. and Vancouver Island Beverage Company Ltd. under the provisions of sections 271 and 275 of the BCCA. In addition, as Urban Canada wishes to carry out further research with respect to this issue, Urban Canada intends to obtain the approval of the shareholders to permit the directors to abandon the amalgamation at any time if in their sole discretion they consider it appropriate to do so.

     It is important that you vote your shares by completing, dating and returning the accompanying proxy card, whether or not you plan to attend the Annual General Meeting. Please sign, date and return the accompanying proxy card in the enclosed postage-paid envelope.

                              Sincerely,



                              Peter van Stolk
                              President,
                              Chief Executive Officer and
                              Director